Exhibit 3.36

BYLAWS

OF

BEMIS CORPORATION

July 25, 2006

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.  Place of Meeting.  All meetings of the stockholders of this corporation shall be held at the principal office or place of business of the corporation in its state of incorporation or at such other place or places, either within without the state of its incorporation as the board of directors may order or direct before the call of the meeting, and the place of meeting shall be stated in the notice or call for the meeting.

Section 2.  Annual Meetings.  A meeting of the stockholders shall be held annually for the election of directors and for the transaction of such other business as may come before the meeting.  The date, place and time of said annual meeting of the stockholders shall be determined by the board of directors.

Section 3.  Special Meetings.  Special meetings of the stockholders shall be called by the Chief Executive Officer or secretary, upon the request in writing of a majority of the board of directors.  Special meetings of the stockholders shall be called by the Chief Executive Officer or secretary, upon the request of stockholders holding not less than fifty percent of the issued stock.  Any request for a special meeting shall state the purpose or purposes of the proposed meeting.  Absent effective waiver, business transacted at all special meetings shall be confined to the object or objects stated in the notice.

Section 4.  Quorum at Special Meetings.  The holders of a majority in number of the shares of stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all special meetings of the stockholders for the transaction of business, except as may be otherwise provided by these bylaws.  If, however, such quorum shall not be present or represented at any special meeting of the stockholders, the stockholders entitled to vote, present in person or represented by proxy, shall have power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 5.  Voting Required to Decide.  When a quorum is present at any meeting, a plurality of the votes cast shall decide any question brought before such meeting, unless these bylaws otherwise expressly require, in which case such express provision shall govern.

Section 6.  Proxies.  Every stockholder entitled to vote or to execute any waiver or consent may do so both in person or by written proxy, duly executed and filed with the secretary of the corporation not less than twenty days next preceding the vote, waiver or consent.  Except where the transfer books of the corporation shall have been closed or a date shall have been fixed as a record date for the determination of its stockholders entitled to vote, no share of stock shall be voted on at any election of directors which shall have been transferred on the books of the corporation within twenty days next preceding such election of directors.

Section 7.  Record Date.  A record date may be fixed in the manner and for the purposes authorized by law.

Section 8.   Presiding Officers.  Meetings of the stockholders shall be presided over by the Chief Executive Officer, or, if he is not present, by a vice president.  In the absence of all of these officers, any stockholder, or the duly appointed proxy of any stockholder, may call the meeting to order, and a chairman shall be chosen by a majority vote.  The secretary of the corporation, or in his absence, an assistant secretary, shall act as secretary at all meetings of the stockholders; but if neither the secretary nor an assistant secretary is present, the presiding officer may appoint any person to act as secretary of the meeting.

Section 9.  Order of Business.  At all meetings of stockholders the following order of business shall be observed as far as consistent with the purposes of the meeting:

1.	Call of meeting to order
2.	Proof of notice of meeting
3.	Reports of officers
4.	Reports of committees
5.	Unfinished business
6.	New business
7.	Election of directors
8.	Miscellaneous business

ARTICLE II

DIRECTORS

Section 1.  Number.  The number of directors shall be not more than nine nor fewer than the minimum number required by the law of the state of incorporation.  The number of directors to be elected at an annual meeting of the stockholders may be fixed by the stockholders.  Unless the stockholders determine otherwise, the number of directors shall be the minimum number required by the law of the state of incorporation.

Section 2.  Place of Meetings, Books and Offices.  The board of directors may, within or without the state of incorporation at such place or places as may be from time to time designated by the board of directors, hold its meetings, keep the books of the corporation, and maintain one or more offices.

Section 3.  Organization Meeting.  The first meeting of each newly elected board of directors shall be held immediately after the annual meeting of the stockholders at the same place where said meeting took place, and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting. A quorum shall be required.  It is provided that such meeting may be at such place and time as shall be fixed by the consent in writing of all of the directors.

Section 4.  Regular Meetings.  Regular meetings of the board of directors may be held without notice at such time and place either within or without the state of incorporation as shall from time to time be determined by the board of directors.

Section 5.  Special Meetings.  Special meetings of the board of directors may be called by the Chief Executive Officer or by the Secretary on not less than a forty-eight hour notice to each director, either personally or by mail or telegram.  On the written request of two directors, special meetings shall be called by the Chief Executive Officer or the Secretary in like manner and on like notice.

Section 6.  Quorum.  At all meetings of the board of directors a majority of the directors shall be necessary and sufficient to constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by these bylaws.  If a quorum shall not be present at any meeting of the board of directors, the directors present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present.

Section 7.  Notices.  Notices to directors shall be in writing and delivered personally or mailed to the directors at their addresses appearing on the books of the corporation.  Notice by mail shall be deemed to be given when the notice is mailed.

ARTICLE III

OFFICERS

Section 1.  Executive Officers.  The officers of the corporation shall be those required by the law of the state of incorporation and such other officers as may be elected or appointed by the board of directors.

Section 2.  Election.  The officers of the corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the stockholders.

Section 3.  Removal.  Any officer or agent of the corporation may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served, but such removal shall be without prejudice to the contract rights, if any, of the person removed.

ARTICLE IV

POWERS AND DUTIES OF OFFICERS

Section 1.  Chief Executive Officer.  The Chief Executive Officer shall be the principal executive officer of the corporation and shall in general supervise and control all of the business and affairs of the corporation.  He shall preside at all meetings of the stockholders and of the board of directors.  He may sign with the secretary or any other proper officer of the corporation authorized by the board of directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the board of directors has authorized to be executed, except in cases where the signing and execution shall be expressly delegated by the board of directors or by these bylaws exclusively to some other officer or agent of the corporation.  The Chief Executive Officer in general shall perform all duties incident to the office of Chief Executive Officer of a corporation and such other duties as may be prescribed by the board of directors from time to time.  He shall see that all orders and resolutions of the board of directors are carried into effect, subject to the right of the board of directors to delegate any specific power or powers to any other officer or officers, agent or agents of the corporation.

Section 2.  Vice Presidents.  In the absence of the Chief Executive Officer or in the event of his inability to act, the vice president, or in the event there be more than one vice president, the executive vice president if one is so designated, shall perform the duties of the Chief Executive Officer; and when so acting shall have all the powers and duties of, and be subject to all the restrictions upon the Chief Executive Officer. For the purposes of the preceding sentence, if there is more than one vice president and no executive vice president, the vice president who has been a vice president of the corporation for the longest consecutive period of time preceding and including the occurrence of the absence or inability of the Chief Executive Officer shall perform the duties of the Chief Executive Officer and shall have all the powers and duties of, and be subject to all restrictions upon the Chief Executive Officer.  In the absence or inability of that vice president, the vice president with the next longest such period of service shall perform, and so on.  If there is more than one vice president and more than one executive vice president, the executive vice president having served the longest such period as executive vice president shall perform and, in his absence or inability, the executive vice president with the next longest such period of service as such executive vice president, and so on.  In the event that two or more vice presidents should have the same such period of service, or in the event that two or more executive vice presidents should have the same such period of service, the first vice president, or the first executive vice president listed in the ballot or motion of their first election or designation as such shall perform, and in the absence or inability of such vice president or executive vice president, the second so listed shall perform, and so on.  Any vice president may sign, with the secretary or an assistant secretary, certificates for shares of the corporation; and may sign such instruments and perform such other duties as from time to time may be assigned to him by the Chief Executive Officer or by the board of directors, except in cases where the signing, execution or performance shall be expressly delegated by the board of directors or by these bylaws exclusively to some other officer or agent of the corporation.

Section 3.  Chief Financial Officer.  The Chief Financial Officer shall have responsibility for and authority over the financial affairs of the company and shall manage and supervise the treasurer and the controller.

Section 4.  Treasurer.  The Treasurer shall have custody of all the funds and securities of the corporation.  Subject to the special and standing resolutions of the Board of Directors from time to time in effect he shall endorse on behalf of the corporation for collection, checks, notes, and other obligations, and shall deposit the same to the credit of the corporation in such bank or banks or depository as the board of directors may designate; he shall sign all receipts and vouchers for payments made to the corporation; individually or jointly with another officer as may be designated by resolution of the board of directors, he shall sign all checks made by the corporation and shall pay out and dispose of the same under the direction of the board of directors; he shall sign all bills of exchange and promissory notes of the corporation; and he shall have the power to appoint employees and agents of the corporation to do any of the foregoing.  Whenever required by the board of directors, he shall render a statement of his cash account; he shall enter regularly in the books of the corporation a full and accurate account of all moneys received and paid by him on account of the corporation; he shall at all reasonable times exhibit his books and accounts to any director of the corporation upon application at the office of the corporation during business hours; and he shall perform all acts incident to the office of treasurer of a corporation and such other duties as may be prescribed by the board of directors or the Chief Executive Officer; and in the absence of the controller, of if no controller is elected, then the Treasurer shall perform the functions of the controller.

Section 5.  Controller.  The controller, if any, shall be the principal officer in charge of the accounts of the corporation and shall perform such duties as from time to time may be assigned to him by the Chief Executive Officer or the board of directors.

Section 6.  Secretary.  The Secretary shall:  (a) attend all meetings of the board of directors and stockholders and keep the minutes; (b) see that all notices are duly given; (c) be custodian of the corporate records and of the seal of the corporation and have authority to affix and attest the corporate seal to any duly authorized instrument requiring it; (d) have general care of the stock transfer books of the corporation; and

(e) in general perform all duties incident to the office of secretary of a corporation and such other duties as may be prescribed by the Chief Executive Officer or the board of directors.

Section 7.  Assistant Vice President, Assistant Treasurers, Assistant Secretaries, and Assistant Controllers.  The assistant vice presidents, assistant treasurers, assistant secretaries, and assistant controllers, if any, shall perform such duties as shall be delegated to them by the vice president, the treasurer, the secretary, or the controller, respectively, or as shall be prescribed by Revised Bylaws or the board of directors.  Such other officers as shall from time to time be appointed by the board of directors shall perform such duties as shall be prescribed by the Chief Executive Officer or the board of directors.

ARTICLE V

INDEMNIFICATION OF DIRECTORS, OFFICERS

AND OTHERS

Section 1.  Each person who is or was a director, officer, or employee of the corporation, and each person who serves or may have served at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (and the heirs, executors, administrators, and estates of any such person), shall be entitled to indemnity to the fullest extent now or hereafter permitted or authorized by the General Corporation Law of the State of Delaware against any expenses, judgments, fines, and settlement amounts actually and reasonably incurred by such person arising out of his status as such director, officer, or employee; provided, however, indemnification will not be mandatory for any person seeking indemnity in connection with a proceeding voluntarily initiated by such person unless the proceeding was authorized by a majority of the entire board of directors.  The provisions of this Section 1 shall not be deemed exclusive of any other rights to which any person seeking indemnification may be lawfully entitled under the law of Delaware or any other competent jurisdiction.

ARTICLE VI

GENERAL PROVISIONS

Section 1.  Certificates.  The certificates for shares of the capital stock of the corporation shall be in such form as shall be approved by the board of directors and shall be sealed with the corporate seal.

Section 2.  Fiscal Year.  The fiscal year of the corporation shall begin on the first day of January in each year and end on the last day of December following.

Section 3.  Amendments of Bylaws.  The bylaws of the corporation may be amended or repealed and new bylaws may be adopted by the stockholders or by the board of directors, without special notice, at any annual meeting of the stockholders or regular meeting of the board of directors or, with special notice of the proposed amendment, repeal, or adoption, at any special meeting of the stockholders or of the board of directors.

Section 4.  Inconsistency with Articles of Law.  To the extent that any bylaw of the corporation, or a portion of a bylaw, is inconsistent with the articles of incorporation or with the law of the state of incorporation, the bylaw or portion which is inconsistent with the articles or the law of the state of incorporation shall not be applied, but all other bylaws of the corporation, or all other portions of the affected bylaw shall remain in full force and effect.

Section 5.  Consent Meetings.  Notwithstanding any other provision in these bylaws, unless otherwise restricted by the articles of incorporation or the law of the state of incorporation, any action which is required to be taken or may be taken at any meeting of the stockholders or board of directors of the corporation may be taken instead upon the written consent (given before or after the action) of a majority of the stockholders or directors, respectively.  Any such written consent shall be filed with the minutes of the proceedings of the stockholders or board of directors.

Section 6.  Notices.  When any notice is required by the law of the state of incorporation, the articles of incorporation, or by these bylaws, a written waiver signed by the person entitled to notice, whether before or after the time stated, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting.  Neither the business to be transacted nor the purpose of any regular or special meeting of the stockholders or directors need be specified in any written waiver of notice.

Section 7.  Terms.  A duly elected officer or director shall hold office until the next annual election of directors and until his successor shall be duly elected and qualified, but not after his death, resignation, retirement, disqualification or removal.